Exhibit 99.1

        Geron Announces Equity Issuance to Hong Kong Investors

    MENLO PARK, Calif.--(BUSINESS WIRE)--April 25, 2005--Geron Corporation (Nasdaq:GERN) announced today that it has sold shares of Geron common stock and issued warrants to purchase Geron common stock to prominent investors in Hong Kong for proceeds of $4 million.
    The shares and warrants were offered through a prospectus supplement to the company's effective universal shelf registration statement. The Company arranged the financing directly with the investors and the proceeds fund Geron's financial commitment to TA Therapeutics, Ltd.

    TA Therapeutics, Limited

    In March, Geron announced the formation of a new company, TA Therapeutics, Ltd. (TAT), in Hong Kong. TAT is owned 50% by Geron and 50% by Biotechnology Research Corporation (BRC), a company established by the Hong Kong University of Science and Technology (HKUST), Geron's research partner. BRC is funded by the Hong Kong Jockey Club, a non-profit entity licensed by the Hong Kong government. The Jockey Club's charter is to finance new technology development in Hong Kong. TAT will conduct research and develop products that utilize telomerase activator drugs to restore the functional capacity of cells in various organ systems that have been impacted by senescence, injury or chronic disease.
    Geron's contributions to TAT include scientific leadership, development expertise, intellectual property and a capital commitment of US$4 million. BRC's contributions include scientific leadership, a research team, laboratory facilities and a capital commitment of US$13 million.

    Telomerase Activation

    Telomeres are essential genetic elements (DNA) that "cap" the ends of chromosomes. Telomerase, the enzyme that synthesizes telomeric DNA, is "turned off," or is present only transiently or at very low levels in normal cells, and telomeres gradually erode with time and cell division. This process of "replicative senescence" is now believed to play an important role in age-related diseases (e.g. cardiovascular diseases, stroke, macular degeneration, osteoporosis, and joint disease), and in conditions such as viral infections or chronic stress (e.g. AIDS, liver diseases, and skin ulcers).
    Geron has identified two small molecule telomerase activators that have the capability at very low concentrations to activate telomerase in keratinocytes, lymphocyte immune cells and other human cell types. These compounds, GRN140665 and GRN139951, have been shown to enhance the functional activity of immune cells from HIV/AIDS donors. Recently, Geron's collaborators at UCLA presented results that indicate that both GRN139951 and GRN140665 stimulated gamma Interferon production, proliferation and cytolytic activity of CD8+ cells (cytotoxic T-lymphocytes) from HIV/AIDS donors. These data suggest that the compounds could enhance the ability of CD8+ T-cells in patients with HIV/AIDS disease to kill HIV-infected CD4+ cells.
    Other research with the telomerase gene has shown that telomerase activation can enhance the repair capacity or stress resistance of skin, liver, neural, bone, heart, vascular, and connective tissue cells, and thus the telomerase activating compounds may find utility in a wide range of therapeutic indications, such as ulcers, cirrhosis, neurodegenerative and vascular diseases.

    $4 Million Placement

    Geron sold approximately 741,000 shares of common stock to Hong Kong investors at $5.40 per share. In connection with the sale, the company also issued warrants to purchase approximately 370,000 shares at a premium. The warrants have a five year exercise term. Both the common stock sold to the investors and the common stock underlying the warrants are subject to a two year lock-up on sale or other disposition from the date of issuance.
    "The formation of TAT was important for Geron because it allowed us to capitalize the development of our compounds which, if they prove efficacious, have potential to be used in a number of disease indications," said David L. Greenwood, Geron's executive vice president and chief financial officer. "The formation of TAT has been well received in Hong Kong and is important given the collaborative partnership being formed with HKUST and the creation of a company in Hong Kong to commercialize the technology. A number of investors in Hong Kong expressed interest in TAT. This placement, which funds Geron's financial commitment to TAT, is a means for this group to promote the joint venture. We are very pleased with the relationships Geron has formed in Hong Kong and the support we have received. We look forward to the potential for building on this foundation."
    Geron is a biopharmaceutical company developing and commercializing three groups of products: i) therapeutic products for oncology that target telomerase; ii) pharmaceuticals that activate telomerase in tissues impacted by senescence, injury or degenerative disease; and iii) cell-based therapies derived from its human embryonic stem cell platform for applications in multiple chronic diseases.

    This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements regarding future progress of the company's products involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, need for regulatory approvals or clearances and the maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Geron's periodic reports, including the annual report on Form 10-K for the year ended December 31, 2004.

    CONTACT: Geron Corporation
             David L. Greenwood, 650-473-7765